Exhibit 10.19

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 18, 2014, among (a) James River Group Holdings, Ltd. (f/k/a Franklin Holdings (Bermuda), Ltd.), a Bermuda company (the “Company”), (b) J. Adam Abram (“Executive”) and (c) James River Group, Inc., a Delaware corporation (“James River”), amends and restates as of the Effective Date (as hereinafter defined) the Restated and Amended Employment Agreement, dated and effective as of October 1, 2012 among the parties hereto (the “Prior Agreement”).

Recitals

A.           Executive is currently employed as Chairman of the Board of Directors of the Company and as Chairman of the Board of Directors of James River pursuant to the Prior Agreement.

B.           The Company has filed a registration statement with the Securities and Exchange Commission to conduct an initial public offering (the “Offering”) of common shares of the Company, and the Company, Executive and James River desire to amend and restate the Prior Agreement on such date that the Offering is consummated and immediately prior to the consummation of the Offering (the “Effective Date”).

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.           EMPLOYMENT AND TERM.  Effective as of the Effective Date, (a) the Company agrees to continue to employ Executive as Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company (together, for purposes hereof, “Chairman”), and (b) James River agrees to continue to employ Executive as Chairman of the Board of Directors of James River and Chief Executive Officer of James River (together, for purposes hereof, “JR Chairman”).  Executive hereby accepts such employment on the terms hereinafter set forth.  The term of this Agreement shall commence, and the Prior Agreement and any rights thereunder shall terminate, as of the Effective Date and the term of this Agreement shall continue until the 18-month anniversary of the Effective Date.  The term of this Agreement shall thereafter be automatically renewed for additional 18-month periods unless written notice to the contrary shall be given by either party to the other not less than 180 days prior to the end of the initial or any renewal term that the term shall not thereafter be renewed.  The initial term plus any renewals thereof shall hereafter be referred to as the “Term.” In furtherance of the foregoing, in the event that the Offering is not consummated on or before June 30, 2015 for any reason whatsoever, this Agreement shall not be effective and the Prior Agreement shall continue in effect pursuant to the terms thereof, except that you shall continue in your position as Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company, and as Chairman of the Board of Directors of James River and Chief Executive Officer of James River.

2.           COMPENSATION.

(a)          Executive shall be paid a base salary of not less than $1,000,000 per year, payable in periodic installments in accordance with James River’s normal payroll practices.

(b)          Executive shall be eligible to participate in any long-term incentive plan of the Company in effect from time to time and to receive such discretionary bonuses as the Board of Directors of the Company (the “Board”) (other than Executive, if Executive is a member of the Board), in its discretion, may determine based on Executive’s performance during the fiscal year, which bonus shall be paid on or before March 15 of the subsequent fiscal year.

(c)          Following the close of each fiscal year of the Company during the Term, the Board shall review Executive’s performance during such fiscal year and decide whether to increase Executive’s base salary within 60 days after receipt of the Company’s audited financial statements for such fiscal year.

(d)          Executive shall also be entitled, during the Term to participate in all retirement, disability, pension, savings, health, medical, dental, insurance, and other fringe benefits or plans of the Company generally available to executive employees of the Company Group (as defined below) as recommended by Executive.  Such benefits shall specifically include, at the Company’s expense:

(i)          a total of six weeks of paid vacation per annum (not subject to rollover);

(ii)         coverage under the Company’s current health care insurance plans, including coverage for Executive’s dependents, on the same terms and conditions, including any required payment of premiums or other costs by Executive, as are applicable to other executive employees;

(iii)        coverage under the Company’s group term life and accidental death and dismemberment and long term disability coverage, all on the same terms and conditions, including any required payment of premiums or other costs by Executive, as are applicable to other executive employees; and

(iv)        business expense reimbursement for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures. The amount of expenses eligible for reimbursement pursuant to this Agreement, including with respect to Section 3 below, during any tax year of Executive shall not affect the expenses eligible for reimbursement in any other tax year.  The right to reimbursement provided in this Agreement, including with respect to Section 3 below, is not subject to liquidation or exchange for another benefit.  In no event shall the reimbursement of an eligible expense under this Agreement, including reimbursements of expenses described in Section 3 below, occur later than the earlier of (i) six months from the date of incurrence and (ii) the end of the calendar year following the calendar year in which such expense was incurred.

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(e)          Executive acknowledges that to the extent required by applicable law or written company policy adopted by the Board to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), any bonus and other incentive compensation (if any) shall be subject to any clawback, forfeiture, recoupment or similar requirement as the Board may determine in its sole discretion necessary or desirable to implement such law or policy.

3.           Temporary Housing and Transportation Expenses.

(a)          The Company shall provide Executive with transportation, in accordance with the Company’s policies, to locations to which Executive may be required to travel in order to perform his duties hereunder.  In addition, to the extent that Executive is required to perform services in Bermuda, the Company shall provide Executive with temporary housing or a customary temporary housing allowance approved by the Board or a designated committee thereof.

(b)          The Company hereby agrees that from time to time Executive may travel on chartered aircraft in connection with the performance of his duties hereunder.  Such aircraft may be owned by others, or may be a plane that is owned by a company of which Executive is the sole shareholder and which is managed by an aircraft management company in which Executive has no ownership interest.  When chartering a plane in connection with his duties hereunder, the Company will pay lease rates consistent with those that have been charged in the past but in no event higher than the lease rates charged by such aircraft management company to unrelated third parties.  The Company further agrees that Executive may continue to charter planes for business travel as is reasonably necessary to efficiently carry out his duties.

4.           Tax Gross-Up Payments.

(a)          To the extent that Executive incurs or is required to pay or have withheld any United States Federal, state or local income, FICA, FUTA and other similar taxes (the “U.S. Taxes”) with respect to the payments and benefits provided under Section 3 above or this Section 4(a), the Company shall, subject to Section 4(c) below, provide Executive with a gross-up payment (“US Gross-Up Payment”) so that the net amount received and retained by Executive, after taking into account withholdings and payments for such U.S. Taxes, equals the amount that he would have received had there been no U.S. Taxes on such payments and benefits.

(b)          To the extent that Executive incurs or is required to pay or have withheld any Bermuda social services, health, income or payroll taxes (the “Bermuda Taxes”) with respect to any payments or benefits contemplated by this Agreement, the Company shall, subject to Section 4(c) below, provide Executive with a gross-up payment (the “Bermuda Gross-Up Payment” and, together with the US Gross-Up Payment, the “Gross-Up Payment”) in amount equal to (x) the excess, if any, of (A) the sum of the Bermuda Taxes actually imposed on Executive and the U.S. Taxes actually imposed on Executive on the compensation and benefits payable under this Agreement (net of all tax credits and deductions arising from the payment of such Bermuda Taxes and U.S. Taxes) over (B) the taxes that would have been imposed on Executive if the compensation and benefits were earned solely in Chapel Hill, North Carolina and subject solely to U.S. Taxes plus (y) any Bermuda Taxes or U.S. Taxes imposed on the

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payments provided in this Section 4(b) so that the net amount received and retained by Executive, after taking into account withholdings and payments for such taxes (and any available tax credits and deductions), equals the net amount that he would have received and retained had there been no Bermuda Taxes and had the payments and benefits provided under this Agreement (other than under this Section 4(b)) been earned in Chapel Hill, North Carolina and subject to only U.S. Taxes (assuming that all such payments and benefits were subject to U.S. Tax).

(c)          For U.S. Taxes and Bermuda Taxes required to be collected by withholding by the Company Group, such Gross-Up Payment shall be paid contemporaneously with the withholding.  For U.S. Taxes and Bermuda Taxes required to be paid by Executive (such as quarterly estimated or extension tax payments, and payments required to be included with a tax return), such Gross-Up Payment shall be paid by the Company to Executive no later than the later of: (i) two days prior to the due date for such payment and (ii) five (5) days after the receipt by the Company of a written request for payment from Executive accompanied by a calculation in reasonable detail of the Gross-Up Payment, provided that Executive’s U.S. tax return reflecting such payments must be filed by Executive and such written request for payment must be made, in all cases, no later 60 days prior to the end of the taxable year of Executive beginning after the taxable year of Executive in which the Executive is required to remit the taxes to which such Gross-Up Payment relates, provided that the Executive timely remitted such taxes to the relevant tax authorities.  Within 60 days after the earlier of (i) the filing of his U.S. federal, state and local tax returns for a taxable year or (ii) the last date for the filing of the last such return, including all available extensions, Executive shall furnish to the Company a statement, prepared by a certified public accounting firm, and based upon such filed tax returns and other available information, and any tax returns filed with Bermuda, in reasonable detail, as to the proper amount of the Gross-Up Payment for such taxable year (the “Final Gross-Up Amount”).  Prior to payment, the Company shall have the right to review and dispute all such calculations and statements and have a certified public accountant selected by the Company review such calculations and statements and Executive shall provide such accounting firm with full access to all supporting documentation, including any related tax returns; provided that such accounting firm agrees that it will keep such return confidential and not share it with the Company.  The Company shall have no right to see or review any tax return of Executive.  If the Gross-Up Payments received by Executive with respect to any taxable year are less then the Final Gross-Up Amount, the Company shall pay to Executive such deficiency within forty-five (45) days of demand, provided that such demand is received at least 60 days prior to the end of the taxable year of Executive beginning after the taxable year of Executive in which the Executive is required to remit the taxes to which such Gross-Up Payment relates, provided that the Executive timely remitted such taxes to the relevant tax authorities.  If the Gross-Up Payments received by Executive with respect to such taxable year are greater than the Final Gross-Up Amount, Executive shall return such excess to the Company within five (5) days of the determination of the Final Gross-Up Amount.

5.           DUTIES.  Executive shall perform all duties normally associated with the position of Chairman and such other reasonable duties as may be assigned to him by the Board, and all duties normally associated with the position of JR Chairman and such other reasonable duties as may be assigned to him by the Board of Directors of James River (“JR Board”). In his capacity as Chairman, Executive shall report solely and directly to the Board.  In his capacity as JR Chairman, Executive shall report solely and directly to the JR Board.  Executive will devote

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sufficient working time, attention, and energies as is necessary to carry out and fulfill his duties and responsibilities under this Agreement.  Executive agrees to abide by all policies applicable to employees of the Company Group adopted by the Board, including without limitation any tax or other guidelines relating to business activities within the United States.  Executive represents that he is able and willing to engage in international travel as is necessary to perform his duties as Chairman and to further the Company’s business interests.  Executive may, with the permission of the Board (which permission shall not be unreasonably withheld), perform duties for and receive compensation from business ventures in addition to the Company and James River, but in no event may Executive perform duties for and receive compensation from any Competitive Business (as defined in Section 7(c)(ii) below).  During the Term, Executive shall serve as a member of the Board and the JR Board and may serve as an officer of any of the Company’s Affiliates (as defined herein), without additional compensation.

6.           CONFIDENTIAL INFORMATION AND PRIVILEGED INFORMATION.

(a)          Executive will not at any time during the Term or thereafter:

(i)          reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Company and any of its direct or indirect subsidiaries (hereinafter referred to as “Affiliates,” and the Company, together with such Affiliates, the “Company Group”)), directly or indirectly, any confidential or proprietary information received or developed by him during the course of his employment. For the purposes of this Section 6(a)(i) confidential and proprietary information (“Confidential Information”) shall be defined to mean (1) all historical and pro forma projections of loss ratios incurred by the Company Group; (2) all historical and pro forma actuarial data relating to the Company Group; (3) historical and pro forma financial results, revenue statements, and projections for the Company Group; (4) all information relating to the Company Group’s systems and software (other than the portion thereof provided by the vendor to all purchasers of such systems and software); (5) all information relating to the Company’s unique underwriting approach; (6) all information relating to plans for acquisitions of any business entities or blocks of business; (7) non-public business plans; (8) all other information relating to the financial, business, or other affairs of the Company Group including their customers; and (9) any information about any shareholder of the Company or any of its Affiliates or employees that has been furnished to Executive as a result of his position with the Company.  Section 6(a)(i) shall not apply to Executive following the termination of his employment with the Company Group with respect to any Confidential Information known or made generally available to the general public or within the industry; or

(ii)         reveal, divulge, or make known to any person, firm, or corporation, or use for his personal benefit or the benefit of others (except the Company Group), directly or indirectly, the name or names of any Customers (as defined in Section 7 below) of the Company Group, nor will he reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Company Group), directly or indirectly, any trade secrets or any knowledge or information concerning any business methods or operational procedures engaged in by the Company Group (collectively, “Privileged Information”); provided, however, the restrictions set forth in this Section 6(a)(ii) shall not apply to Executive following the termination of his employment with the Company Group with respect

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to any Privileged Information known or made generally available to the general public or within the industry.

7.           NON-COMPETITION.

(a)          Executive acknowledges and agrees that as Chairman (i) he has responsibilities for and is directly involved in developing customer goodwill and relationships for the benefit of the Company Group; (ii) he has knowledge of the Company Group’s Confidential Information and Privileged Information, and has been and will be compensated for the development, and supervising the development, of the same and (iii) he has unique insight into and knowledge of the skills, talents and capabilities of the Company Group’s key employees.  Executive also acknowledges and agrees that at the inception of his employment with the Company it was agreed that he would be bound by noncompetition restrictions similar to those set forth herein, and furthermore, execution of this Agreement provides changes in the terms and conditions of his employment favorable to Executive that constitute sufficient consideration for Executive’s agreement to the noncompetition restrictions set forth in this Section 7.

(b)          Executive agrees that during his employment by the Company, and for the restricted period (“Restricted Period”) after his employment with the Company ceases, he will not:

(i)          compete against the Company Group by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any Competitive Business in the Territory (as defined below);

(ii)         compete against the Company Group by soliciting any Customer of the Company Group to provide any goods or services in competition against the Company Group;

(iii)        induce or persuade any Customer of the Company Group not to do business with, or to switch business from, the Company Group;

(iv)        solicit, or assist others in soliciting, Key Employees (as defined below) to either leave the Company Group or to engage in a Competitive Business.

(c)          For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(i)           “Restricted Period” shall mean eighteen (18) months, unless a court of competent jurisdiction determines that such period is overbroad or unenforceable in which case it shall mean either one year, six months, or three months, whichever period is the maximum enforceable Restricted Period.

(ii)         “Competitive Business” shall mean the business of acquiring, holding, and/or operating excess and surplus lines insurance companies, and any other material business that the Company Group is engaged in as of the date of this Agreement and as the business of the Company Group evolves during the Term; provided, however, that if a court of

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competent jurisdiction determines that such definition is overbroad or unenforceable, it shall be further limited to the business of the Company Group regarding which Executive had Confidential Information or Privileged Information during the last year of the Term, and if this narrowed definition is still deemed by such court to be overbroad or unenforceable, it shall be further limited to business of the Company Group under Executive’s management and control during the last year of the Term;

(iii)        “Territory” shall mean Bermuda and each and every state or other United States jurisdiction (“State(s)”) where the Company Group is licensed or admitted at the end of the Term and/or is then in the process of seeking to be licensed; provided, however, that if a court of competent jurisdiction determines that such definition is overbroad or unenforceable, it shall be further limited to Bermuda and States with respect to which Executive had Confidential Information or Privileged Information regarding the Company Group’s business or operations during the last year of the Term, and if this narrowed definition is still deemed by such court to be overbroad or unenforceable, it shall be further limited to Bermuda and States where Executive conducted, or supervised the conduct of, Company Group business during the last year of the Term;

(iv)        “Customer” shall mean any customer of the Company Group that purchased products or services from the Company during the last year of the Term; provided, however, that if a court of competent jurisdiction determines that such definition is overbroad or unenforceable, it shall be further limited to customers about which Executive either had Confidential Information or Privileged Information or personal or management responsibility for customer contact or service, and if this narrowed definition is still deemed by such court to be overbroad or unenforceable, it shall be further limited to customers of the Company Group with which Executive had direct contact during the last six months of the Term;

(v)         “Key Employees” shall mean any executive, managerial, sales, marketing, or supervisory level employees of the Company Group under Executive’s management authority during the last year of the Term.

(d)          The restrictions contained in this Section 7 shall not prevent the purchase of ownership by Executive of not more than 3% of the securities of any class of any corporation, whether or not such corporation is engaged in any Competitive Business, which are publicly traded on any securities exchange or any “over the counter” market or held through an ownership interest in a private equity or investment firm otherwise permitted pursuant to Section 7(e) below.

(e)          Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit or restrict Executive, during the Restricted Period and thereafter, from engaging in the business of, assisting any other person or entity engaging in the business of, or having an ownership interest in, in each case as an employee, consultant, partner or otherwise, any private equity or investment firm which invests in financial institutions, in each case so long as Executive’s activities, interest, and association with any such private equity or investment firm does not in any way relate to any Competitive Business (other than through ownership of 3% or less of the securities of any corporation engaged in any Competitive Business, which are held through an ownership interest in such private equity or investment firm or its affiliated

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investment funds) and Executive does not use or disclose Confidential Information or Privileged Information in connection with such activities.

8.            TERMINATION.  Executive’s employment hereunder shall terminate under the following circumstances:

(a)          Termination for Cause.  Upon the approval of not less than such number of members of the Board of Directors of the Company constituting 75% of the entire Board, excluding entirely from such calculation Executive and any other member of management serving on such Board, who will be excused from voting (such approval, “Supermajority Approval”), the Company may terminate the employment of Executive for Cause at any time by providing written notice to Executive specifying the cause of the termination. For the purposes of this Agreement, “Cause” shall include only discharge resulting from a determination by the shareholders that: (i) Executive willfully violated Sections 6 or 7 of this Agreement; (ii) Executive grossly neglected his duties hereunder; (iii) Executive was convicted of a felony or a crime involving moral turpitude (meaning a crime that includes the commission of an act of depravity, dishonesty, or bad morals); (iv) Executive has committed an act of dishonesty, fraud, or embezzlement against the Company Group; or (v) Executive willfully and/or knowingly breached this Agreement in any material respect or willfully and/or knowingly violated the Company’s operating guidelines (disregarding any change in such guidelines from those in effect as of the effective date of the Prior Agreement that specifies or changes the amount of time Executive shall be required to spend in Bermuda).

In the event that the Company provides written notice of termination for Cause, Executive shall first be entitled to cure any violation of Sections 6 or 7 of this Agreement or any alleged neglect of his duties within 30 days of receiving written notice from the Company specifying in detail the factual basis for its belief that Executive willfully violated Sections 6 or 7 of this Agreement or grossly neglected his duties hereunder.  Following expiration of the opportunity to cure, the Company shall provide Executive with the opportunity to meet with the Board to address the allegations.  Executive may be represented by counsel at this meeting. Following the completion of Executive’s presentation, the Board (other than Executive, if Executive is a member of the Board) shall deliberate.  If Supermajority Approval is obtained a second time, the Company shall terminate Executive for Cause.

If the employment of Executive is terminated for Cause, Executive’s salary and right to receive fringe benefits shall terminate on the date of the final vote by the Board of Directors or shareholders of the Company, as applicable, to terminate Executive.

(b)          Company Failure to Renew or Termination Without Cause.  Upon Supermajority Approval, the Company may terminate the employment of Executive at any time without Cause or may elect to have the Term of this Agreement expire.

(c)          Executive Failure to Renew or Termination Without Good Reason.  Executive shall have the right to elect to have the Term of this Agreement expire.  In addition, upon the date one year and one day following the Effective Date and any date thereafter, Executive shall have the right to terminate employment hereunder without Good Reason by

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providing the Company with a written notice of termination at least 90 days prior to his Termination Date.

(d)          Termination by Executive for Good Reason.  Executive may, at his option, terminate this Agreement for Good Reason.  “Good Reason” shall mean the occurrence of any one or more of the following events without the prior consent of Executive:

(i)          The assignment to Executive of any duties inconsistent in any material adverse respect with his position, authority, or responsibilities, or any other material adverse change in such position, including titles, authority, or responsibilities;

(ii)         The failure of the Company and James River to continue to provide Executive with substantially similar compensation, or perquisites or benefits under the Company’s benefit programs; provided that, with respect to perquisites or benefits provided to substantially all salaried employees of the Company, any amendment, modification, or discontinuation of any plans or benefits that generally affect substantially all salaried employees of the Company shall not be deemed to constitute Good Reason;

(iii)        The Company’s or James River’s requiring Executive to be based at any office or location more than 35 miles from the location at which he performed services for James River as of the effective date of the Prior Agreement (it being understood that Executive shall be required to have an office in and to discharge certain duties in Bermuda); or

(iv)        Any breach by the Company or James River of any of the provisions of this Agreement or any failure by the Company to carry out any of its obligations hereunder;

and, in each case, the failure by the Company or James River, as applicable, to cure such condition within the 30 day period after receipt of written notice from Executive specifying in detail the factual basis for his belief that he has Good Reason to resign (“Good Reason Notice”).  Executive must deliver a Good Reason Notice within 30 calendar days after the initial existence of a Good Reason condition, and, if the Company or James River, as applicable, fails to timely cure such Good Reason condition, Executive must terminate his employment with both the Company and James River within one year after the initial existence of such Good Reason condition, and any failure by Executive to timely comply with either of these requirements shall constitute a waiver of Executive’s right to resign for Good Reason for such condition.

(e)          Termination due to Death or Disability.  Upon Supermajority Approval, the Company may terminate Executive’s employment if he is prevented from performing his responsibilities under this Agreement for a consecutive period of six months or longer during any 12-month period of the Term hereof, by reason of any accident, illness, or mental, or physical disability.  Executive’s employment hereunder shall terminate upon his death.

9.           COMPENSATION AND BENEFITS UPON TERMINATION; INFORMATION RIGHTS.

(a)          In the event that the Company terminates Executive’s employment without Cause or elects to have the Term of this Agreement expire in connection with the

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Executive’s termination of employment, or if Executive terminates his employment for Good Reason:

(i)          as soon as practicable following such termination but no later than ten (10) days after the Termination Date (as defined below), the Company shall pay to Executive his accrued but yet unpaid base salary earned through the Termination Date and any accrued, but unused vacation pay through the Termination Date (the “Accrued Obligations”);

(ii)         Within 45 days following the Termination Date, the Company shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date;

(iii)        Any accrued but unpaid obligations of the Company pursuant to Section 4 shall be paid in accordance with Section 4;

(iv)        subject to the execution and delivery of a mutual release (which release shall in no way alter or result in the waiver of the post-termination restrictions set forth in Sections 6 and 7 above) in a form acceptable to Executive and the Company within 30 days after the Termination Date, which release has not been revoked, Executive is entitled to receive:

(1)         a gross amount equal to $83,333.33 per month, subject to any applicable deductions and withholdings, for a period of 36 months after the Termination Date, which shall be paid in periodic installments in accordance with the Company’s normal payroll practices in place at the time of such termination, with such installments commencing on the first payroll cycle on or after the 45th day after the Termination Date unless such amount is required to be delayed pursuant to Section 11 below;

(2)         the continuation at the Company’s expense of coverage under all plans, insurance policies, and other fringe benefits described in Section 2 above, for a period of 12 months after the Termination Date; and

(3)         any discretionary bonus to which Executive is entitled on the Termination Date, which shall be paid in a lump sum on the normal bonus payment date.

(b)          If Executive’s employment is terminated by the Company for Cause or due to death or disability, or if Executive terminates his employment with the Company without Good Reason or by failing to renew the terms of this Agreement pursuant to Section 1:

(i)          within ten days following the Termination Date, the Company shall pay to Executive the Accrued Obligations;

(ii)         within 45 days following the Termination Date, the Company shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date; and

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(iii)        any accrued but unpaid obligations of the Company pursuant to Section 4 shall be paid in accordance with Section 4.

(c)          Except for payments provided under Sections 9(a)(i), 9(a)(ii), 9(a)(iii) and 9(b), all compensation and benefits paid pursuant to this Section 9 shall cease and Executive shall promptly return any amount paid under Section 9(a)(iv) to the Company if Executive violates any of the terms of Sections 6 or 7 above during the Restricted Period, and the Company shall not be required to provide Executive with any information described in Section 9(e). In addition to these remedies, the Company shall have all other remedies provided by this Agreement and by law for the breach of Sections 6 or 7 above.

(d)          For purposes of this Agreement, “Termination Date” means the date of Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”).

10          COOPERATION.  Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its Affiliates’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment hereunder by the Company as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of Executive’s employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs. Notwithstanding anything to the contrary, in the event the Company requests cooperation from Executive after his employment with the Company has terminated and at a time when Executive is not receiving any severance pay from the Company, Executive shall not be required to devote more than 40 hours of his time per year with respect to this Section 10, except that such 40 hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.

11.         409A COMPLIANCE.  Notwithstanding anything else contained in this Agreement to the contrary, if Executive is a “specified employee” under the Company’s specified employee policy as in effect on the Termination Date, or if no such policy is then in effect, within the meaning of Section 409A, any payment required to be made to Executive hereunder upon or following the Termination Date shall be delayed until after the six-month anniversary of Executive’s “separation from service” (as such term is defined in Section 409A) to the extent necessary to comply with, and avoid imposition on Executive of any additional tax, interest, or penalty imposed under, Section 409A.  Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten-day period following the

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six-month anniversary of the Termination Date.  For purposes of this Agreement, the terms “termination of employment”, “Termination Date”, or any similar terms shall refer to the Executive’s “separation from service” or date of “separation from service” within the meaning of Section 409A.

12.         UNIQUENESS OF SERVICES; ACKNOWLEDGEMENTS.  Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique, and extraordinary character; involve access to and development of Confidential Information and Privileged Information; involve developing and protecting customer relationships and goodwill; and that it would be difficult or impossible to replace such services and that, by reason thereof, Executive agrees and consents that if he violates any of the provisions of this Agreement, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued by a court of competent jurisdiction restricting Executive from committing or continuing any violation of this Agreement.

13.         FURTHER ACKNOWLEDGEMENTS. Executive further acknowledges and agrees that the restrictions contained in Sections 6 and 7 above are reasonable and necessary to protect the legitimate interest of the Company Group, in view of, among other things, the short duration of the restrictions; the narrow scope of the restrictions; the Company Group’s interests in protecting its proprietary, trade secret, Confidential Information, and Privileged Information (which Executive agrees has a useful life of more than one year) and its customer relationships and goodwill; Executive’s background and capabilities which will allow him to seek and accept employment without violation of the restrictions; Executive’s substantial equity interest in the Company Group; and Executive’s entitlements under this Agreement.  If any provision contained in Sections 6 or 7 above is adjudged unreasonable by a court of competent jurisdiction in any proceeding, then such provision shall be deemed modified as provided in Sections 6 or 7 above or by reducing the period of time during which such provision is applicable and/or, if applicable, the geographic area to which such provision applies, to the extent necessary for such provision to be adjudged reasonable and enforceable.

14.          NOTICES.  Any notices provided for or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after it is mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, addressed to the party for whom intended at such party’s address set forth below or to such other address as such party may designate by notice in writing given in the manner provided below:

To Executive:	J. Adam Abram

109 Catawba Court

Chapel Hill, NC 27514

To James River:	James River Group, Inc.

3600 Glenwood Ave.

Suite 310

Raleigh, NC 27612

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To the Company:	James River Group Holdings, Ltd.

Attn: The Secretary

Clarendon House

2 Church Street

Hamilton HM 11 Bermuda

15.         SECTION HEADINGS.  The section heading in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

16.         ENTIRE AGREEMENT; AMENDMENTS; COUNTERPARTS.  This Agreement constitutes the entire agreement and understanding between Executive and the Company with respect to the subject matter hereof and shall supersede any and all other prior agreements and understandings, whether oral or written, relating thereto or the employment of Executive by the Company and/or James River (including, but not limited to, the Prior Agreement, and the letter agreement dated December 11, 2007, the letter agreement dated October 1, 2010, and the letter agreement dated October 1, 2012).  This Agreement may not be rescinded, modified, or amended, unless an amendment is agreed to in writing signed by Executive and by an officer of the Company specifically authorized by the Board (other than Executive) and by an officer of James River (other than Executive), and any waiver shall be set forth in writing and signed by the party to be charged.  This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.

17.         PARTIAL INVALIDITY.  The invalidity or unenforceability, by statute, court decision, or otherwise, of any term or condition of this Agreement shall not affect the validity or enforceability of any other term or condition hereof.

18.         GOVERNING LAW.  This Agreement shall be construed and administered in accordance with the laws of Bermuda, without regard to the principles of conflicts of law which might otherwise apply.

19.         ASSIGNABILITY.  This Agreement may not be assigned by Executive, and all its terms and conditions shall be binding upon and inure to the benefit of the Company and its successors.  Successors to the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company whether by merger, consolidation, purchase, or otherwise and such successor shall thereafter be deemed the “Company” for purposes hereof.

20.         DISPUTE RESOLUTION.

(a)          Arbitration. In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) in either Bermuda or the city of Raleigh, North Carolina; provided, however, that either party may seek temporary, preliminary, and or permanent injunctive relief with respect to appropriate matters (including, without limitation,

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enforcement of Sections 6 and 7 above) without resort to arbitration.  Such arbitration proceeding shall be conducted pursuant to the commercial arbitration rules (formal or informal) of the American Arbitration Association in as expedited a manner as is then permitted by such rules (the “Arbitration”).  Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment, and/or award rendered through such Arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings.  This Section 20(a) is without prejudice to the Executive’s statutory right to complain to an employment inspector and/or employment tribunal under Bermuda’s Employment Act 2.

(b)          Procedure.  Such Arbitration may be initiated by written notice from either party to the other which shall be a compulsory and binding proceeding on each party.  The Arbitration shall be conducted by an arbitrator selected in accordance with the procedures of the American Arbitration Association.  Time is of the essence of this arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within thirty (30) days following completion of the Arbitration.

(c)          Venue and Jurisdiction.  Any action to compel arbitration hereunder or otherwise relating to this Agreement shall be brought exclusively in either a Bermuda court or a state court or federal court located in the City of New York, New York; provided that, with respect to an action brought in New York, if a federal court has jurisdiction over the subject matter thereof, then such action shall be brought in federal court, and the Company and Executive hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.

(d)          Waiver of Jury Trial.  IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREUNDER ALL OF THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY.

21.         JOINT OBLIGATIONS.  Both the Company and James River are jointly liable for all payment obligations of the Company pursuant to this Agreement, and James River may satisfy the Company’s obligations to provide benefits to Executive pursuant to Sections 2(b) and 2(c) of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

JAMES RIVER GROUP
HOLDINGS LTD.

By:	/s/ Bryan Martin
	Name:	Bryan Martin
	Title:	Lead Director

JAMES RIVER GROUP, INC.

By:	/s/ Gregg Davis
	Name:	Gregg Davis
	Title:	CFO

EXECUTIVE

/s/ J. Adam Abram
Name:	J. Adam Abram

[Signature Page to Amended and Restated Employment Agreement]